EXHBIT 10-3

TEGNA INC.
DEFERRED COMPENSATION PLAN

Restatement dated February 1, 2003, as amended
Rules for Pre-2005 Deferrals

Amendment No. 3

TEGNA Inc. hereby amends the TEGNA Inc. Deferred Compensation Plan, Rules for Pre-2005 Deferrals, restatement dated February 1, 2003, as amended (the “Plan”), effective as of the date of this amendment, as follows:

1.	Section 3.5(a) is amended by adding the following provision to the end thereof:

The Board delegates to the TEGNA Inc. Benefit Plans Committee the authority to adopt any amendment which the TEGNA Inc. Benefit Plans Committee deems necessary or appropriate to facilitate or improve the administration, management, operation or interpretation of the Plan; provided that such amendment is not expected to increase the cost of the Plan in excess of $100,000 per year.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of April 26, 2018.

TEGNA INC.

By:	/s/ Jeffrey Newman
Name: Jeffrey Newman
Title: SVP/Chief Human Resource Officer